Exhibit 99.1

Goldman Sachs Offers to Guarantee Bonds of Cogentrix Subsidiary

NEW YORK, July 21, 2004 — The Goldman Sachs Group, Inc. (NYSE:GS) and Cogentrix Energy, Inc., its wholly-owned subsidiary (“Cogentrix”), today announced that The Goldman Sachs Group, Inc. is offering to issue a payment guarantee of the 8.75% Senior Notes due October 15, 2008 (the “Notes”) of Cogentrix. The issuance of the guarantee would be contingent on the successful completion of a solicitation of consents by Cogentrix to change the indenture under which the Notes were issued. The solicitation will be made solely to “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act of 1933 and will commence on July 21, 2004 and, unless extended or terminated earlier, end on July 30, 2004.

This press release is not an offer to sell the guarantee or a solicitation to holders of the Notes. The guarantee will be issued in a transaction exempt from registration under the Securities Act of 1933. Once the guarantee is issued, Notes held by consenting holders will be subject to restrictions on transfer under the Securities Act of 1933 and will not be transferable except pursuant to an exemption from registration under the Securities Act of 1933.

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Goldman Sachs is a leading global investment banking, securities and investment management firm that provides a wide range of services worldwide to a substantial and diversified client base that includes corporations, financial institutions, governments and high net worth individuals. Founded in 1869, it is one of the oldest and largest investment banking firms. The firm is headquartered in New York and maintains offices in London, Frankfurt, Tokyo, Hong Kong and other major financial centers around the world.

Cogentrix Energy, Inc., a wholly-owned subsidiary of The Goldman Sachs Group, Inc., is a leading owner and operator of independent power and cogeneration assets in North America. Headquartered in Charlotte, North Carolina, Cogentrix Energy, Inc. owns a substantial portfolio of assets consisting primarily of interests in 26 generation facilities aggregating 3,349 megawatts net ownership in operation.

Goldman Sachs Media Contact:

Peter Rose 212-902-3144

Goldman Sachs Investor Contact:

John Andrews 212-357-2674